Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-XXXXX) and the related prospectus for the registration of $500,000,000 of 5.05% First Mortgage Bonds, Series 2018A due 2048 and to the use of our report dated March 29, 2019, with respect to the consolidated financial statements of Oglethorpe Power Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Atlanta, Georgia

March 29, 2019